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Exhibit 12.1

DRS Technologies, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in millions)

	Fiscal Year Ended March 31,
											Six months ended September 30, 2003
	2003		2002		2001		2000		1999
Earnings before minority interests and income taxes	$57,450		$39,967		$26,380		$14,150		$6,801		$29,891
Add:
Fixed Charges	16,889		15,721		15,228		15,500		10,857		10,328

Earnings as adjusted	$74,339		$55,688		$41,608		$29,650		$17,658		$40,219

Fixed Charges:
Interest on indebtedness including amortization of deferred financing costs	$10,589		$10,954		$11,461		$12,600		$9,357		$7,178
Portion of rents representative of the interest factor	6,300		4,767		3,767		2,900		1,500		3,150

Fixed Charges:	$16,889		$15,721		$15,228		$15,500		$10,857		$10,328

Ratio of earnings to fixed charges	4.4	x	3.5	x	2.7	x	1.9	x	1.6	x	3.9	x

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DRS Technologies, Inc. Computation of Ratio of Earnings to Fixed Charges (Dollar amounts in millions)